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                                                             Exhibit 23.3


                         Consent of Ernst & Young LLP
                            Independent Accountants

We consent to the reference to our firm under the caption "Experts" in the Joint Proxy Statement/Prospectus of New York Community Bancorp, Inc. and Richmond County Financial Corp. that is made a part of the Registration Statement (Form S-4 No. 333-59486) of New York Community Bancorp, Inc. for the registration of 30,000,000 shares of its common stock and to the incorporation by reference therein of our report dated August 11, 2000, with respect to the consolidated financial statements of Richmond County Financial Corp. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP

New York, New York
May 11, 2001